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                                                                  EXHIBIT 4.3

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR UNDER THE SECURITIES LAWS OF ANY STATE AND IS BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THIS PROMISSORY NOTE MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.


                            SECURED PROMISSORY NOTE.


$3,000,000                                                   _____________, 1997


       TRANSCOASTAL MARINE SERVICES, INC., a Delaware corporation (the "Maker"), for value received, promises to pay the BELDON E. FOX, SR. GRANDCHILDREN'S TRUST NO. 1 (the "Holder"), the sum of Three Million and No/100 Dollars ($3,000,000), in lawful money of the United States of America, at the interest rate and on the terms herein specified.

       Section 1.    Payment.

              1.1 Interest Rate. The unpaid principal balance from time to time outstanding hereunder shall bear interest from and after the date hereof until maturity at a fixed rate equal to EIGHT PERCENT (8%) per annum. Interest on this Note shall be computed on the basis of a 365-day (or 366-day, as the case may be) year for the actual number of days elapsed.

              1.2    Due Dates. This Note shall be due and payable as follows:

              (a) The outstanding principal balance of this Note and the accrued interest thereon shall be due and payable in equal monthly installments of principal in the amount of TWENTY FIVE THOUSAND AND 00/100 DOLLARS ($25,000.00) each, plus interest accrued to date of payment, the first of which shall be due and payable on _______________, 1997, and the successive installments shall be due and payable on the same day of each month thereafter until all outstanding principal and accrued but unpaid interest thereon shall be paid in full.

              (b) All past due principal and interest on this Note shall bear interest from the maturity date thereof until the date of payment at the Maximum Rate. Unless changed in accordance with law, the "Maximum Rate" shall mean the maximum nonusurious rate of interest allowed to be charged by Holder to Maker by applicable law, as such applicable law or rate of interest is in effect.

              1.3 Prepayment. Maker at its option may prepay all or any portion of the outstanding principal amount of this Note at any time without premium, such prepayment of
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principal to be accompanied by payment of interest accrued and unpaid on the principal amount being prepaid.

       Section 2. Events of Default.

              It is expressly agreed and understood that time is of the essence concerning this Note, and that Maker shall be in default upon the happening of any of the following events or conditions herein called an "Event of Default":

              2.1 Payment. If default shall be made in any payment of the principal or interest on this Note, as the same shall become due and payable, and such default is not cured within ten (10) days after notice by Holder to Maker; or

              2.2 Certain Actions. Should Maker commit an act of bankruptcy, make an assignment for the benefit of creditors, or authorize the filing of a voluntary petition in bankruptcy, or should a receiver of any of the property of Maker be appointed, and such proceedings have not been stayed within 90 days; and

              2.3 Bankruptcy. Should involuntary bankruptcy proceedings be filed against Maker and such filing is not set aside within 90 days.

              2.4 Acceleration. Except as set forth above in paragraph 2.1, in the event any Event of Default shall occur and remain uncured after any applicable cure period, Holder may, at its option, declare the entirety of this Note, together with all accrued but unpaid interest, immediately due and payable. Failure to exercise this option shall not constitute a waiver on the part of Holder to exercise said option at any other time.

       Section 3. Waiver of Grace. Maker expressly and specifically waives grace, presentment for payment, demand for payment, notice of intent to accelerate and notice of acceleration, notice of dishonor, protest and notice of protest, notice of nonpayment, and any and all other notices, the filing of suit and diligence in collecting this Note or enforcing any of the security herefor.

       Section 4.    Additional Agreements.

              4.1 Security Agreement. The payment of this Note is secured by a Security Agreement of even date herewith, executed by Maker in favor of Holder, on the property described therein.

              4.2 Compliance with Usury Laws. It is the intention of Maker and Holder to conform strictly to applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Note, the aggregate of all interest and any other charges or consideration constituting





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interest under applicable usury law that is taken, reserved, contracted for, charged or received under this Note, or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest allowed by the usury law applicable to this loan transaction. If any excess interest charge or consideration in such respect is taken, reserved, contracted for, charged, received or provided for, or shall be adjudicated to be so taken, reserved, contracted for, charged, received or provided for, in this Note, whether by the terms of this Note or because the maturity of the indebtedness evidenced by this Note is accelerated for any reason, or in the event of any required or permitted prepayment, then in any such event (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor Maker's legal representatives, successors or assigns or any other liable party shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Rate, (c) any excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall be credited on this Note by the holder hereof (or if this Note shall have been paid in full, refunded to Holder) and (d) the effective rate of interest shall be automatically subject to reduction to the Maximum Rate allowed as the usury law may now or hereafter be construed by courts of appropriate jurisdiction.

              4.3 Business Days. Should any unpaid principal or interest on this Note become due and payable upon a day other than a day on which national banks located in [LOUISIANA] are open for the conduct of all banking business (a "Business Day"), the maturity thereof shall be extended to the next succeeding Business Day and, in the case of the unpaid principal, interest shall be payable thereon at the rate per annum specified in this Note during such extension.

              4.4 Notice. All notices pertaining to this Note must be in writing, must be sent to the addressee at the address set forth in this Section, or at such other address as the addressee has designated by a notice given in the manner set forth in this Section, and must be sent by telegram, telex, facsimile, electronic mail, courier, or prepaid, certified U.S. Mail. Notices will be deemed given when received, if sent by telegram, telex, electronic mail or facsimile and if received between the hours of 8:00 a.m. and 5:00 p.m., local time of the destination address, on a Business Day (with confirmation of completed transmission sufficing as prima facie evidence of receipt of a notice sent by telex, telecopy, electronic mail, or facsimile), and when delivered and receipted for (or when attempted delivery is refused at the address where sent) if sent by courier or by certified U.S. Mail. Notices sent by telegram, telex, electronic mail, or facsimile and received between 12:01 a.m. and 7:59 a.m., local time of the destination address, on a business day will be deemed given at 8:00 a.m. on that same day. Notices sent by telegram, telex, electronic mail, or facsimile and received at a time other than between the hours of 12:01 a.m. and 5:00 p.m., local time of the destination address, on a business day will be deemed given at 8:00 a.m. on the next following business day after the day of receipt. The addresses for notice are as follows:





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       If to Holder:        The Beldon E. Fox, Sr. Grandchildren's Trust No. 1
                            __________________________________________________
                            __________________________________________________
                            Attn: Allyson B. Fox, Trustee
                            Facsimile No.: (___) _____________________________

       If to Maker:         TransCoastal Marine Services, Inc.
                            ___________________________________________
                            ___________________________________________
                            Attn: President
                            Facsimile No.: (___) ______________________

              4.5 Binding Effect. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

              4.6 Interpretation. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision.

              4.7 Headings. The section headings appearing in this Note have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Note.

              4.8 Entire Agreement. This Note constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified except in writing.

              4.9 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of [LOUISIANA], without regard to conflicts of laws principles and the applicable laws of the United States of America.

       IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.


                                           MAKER:

                                           TRANSCOASTAL MARINE SERVICES, INC.


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------






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